Exhibit(h)(36)

Amendment to Transfer Agency and Service Agreement

This Amendment to Transfer Agency and Service Agreement (this “Amendment”), dated March 13, 2015, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon (the “Bank”).

WHEREAS, the Trust and the Bank have entered into a Transfer Agency and Service Agreement dated March 26, 2008, as amended (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of March 13, 2015, Annex I of Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Annex I of Exhibit A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		THE BANK OF NEW YORK MELLON

By:		By:
Name:	Thomas A. Carter	Name:
Title:	President	Title:

ANNEX I

TO

AUTHORIZED PARTICIPANT AGREEMENT

FOR ALPS ETF TRUST

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Global Commodity Equity Fund

Alerian MLP ETF

ALPS Sector Dividend Dogs ETF

NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund

U.S. Equity High Volatility Put Write Index Fund

Janus Velocity Tail Risk Hedged Large Cap ETF

Janus Velocity Volatility Hedged Large Cap ETF

Barron’s 400 ETF

ALPS International Sector Dividend Dogs ETF

RiverFront Strategic Income Fund

Alerian Energy Infrastructure ETF

Workplace Equality Portfolio

ALPS Emerging Sector Dividend Dogs ETF

Sprott Gold Miners ETF

ALPS STOXX Europe 600 ETF

ALPS Medical Breakthroughs ETF

Sprott Junior Gold Miners ETF